EX-34.5
(logo) PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
254 Munoz Rivera
BBVA Tower, Suite 900
Hato Rey, PR 00918
Telephone (787) 754 9090
Facsimile (787) 766 1094


Report of Independent Registered Public Accounting Firm


To the Board of Directors and the Shareholders of R&G Financial Corp. and R-G Premier Bank of Puerto Rico:


We have examined the compliance of R&G Mortgage Corp and R&G Premier Bank of Puerto Rico (together the "Company"), wholly owned subsidiaries of R&G Financial Corporation with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for the asset-backed securities transactions backed by conventional fixed rate residential mortgage loans issued on or after January 1, 2006 for which transactions the Company acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the Platform) described in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria, as of December 31, 2007 and for the period from July 1, 2007 to December 31, 2007, excluding criteria 1122(d)(1)(ii), 1122(d)(3)(i) through 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(ix), 1122(d)(4)(x)(B)
and 1122(d)(4)(xv), which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with the servicing criteria set forth in 1122(d)(4)(iv), 1122(d)(4)(viii) and 1122(d)(4)(xiv) of Regulation AB applicable to the Company during the period from July 1, 2007 to December 31, 2007. As required by 1122(d)(4)(iv) of Regulation AB, certain payments on pool assets, including any payoffs, made in accordance with the related pool asset documents were not allocated to principal, interest or other items in accordance with the related pool asset documents. As required by 1122(d)(4)(viii) of Regulation AB, certain records documenting collection efforts were not maintained during the period pool assets were delinquent in accordance with the transaction agreements. As required by 1122(d)(4)(xiv) of Regulation AB, certain information in the delinquency reports sent to the Master Servicer was not reflected in accordance with the transaction agreements.


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Additionally, our examination identified the following material noncompliance with Item 1122(d)(1)(iii) that has not been identified as an instance of material noncompliance in Management's Certification Regarding Compliance with Applicable Servicing Criteria.

The Company did not comply with Item 1122(d)(1)(iii) of Regulation AB which required the Company to maintain a back-up servicer for the pool assets in accordance with the transaction agreements. Specifically, the Company did not provide certain periodic information about the pool assets to the back-up servicer during the period from July 1, 2007 to December 31, 2007, as required pursuant to the transaction agreement dated July 1, 2007 and filed with the Securities and Exchange Commission under Form 8-K on August 15, 2007. On February 14, 2008, the transaction agreement was replaced with a new transaction agreement filed with the Securities and Exchange Commission under Form 8-K/A on that same date. The new transaction agreement, requires the Company to provide certain periodic information about the pool assets only at the request of the back-up servicer. For purposes of its assessment, management determined that it should assess its compliance with this criterion based on the new transaction agreement rather than the agreement in effect as of December 31, 2007 and for the period July 1, 2007 to December 31, 2007.

In our opinion, except for the material noncompliance described in the preceding paragraphs, R&G Mortgage Corp and R&G Premier Bank of Puerto Rico, wholly owned subsidiaries of R&G Financial Corporation, complied with the aforementioned applicable servicing criteria as of December 31, 2007 and for the period from July 1, 2007 to December 31, 2007 for the asset-backed securities transactions backed by conventional fixed rate residential mortgage loans issued on or after January 1, 2006 for which transactions the Company acted as servicer, that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in all material respects.

R&G Financial Corporation's liquidity is subject to, among other things, its ability to negotiate extensions of the R&G Mortgage Corp.'s credit facilities which expire throughout 2008. Failure to obtain extensions of the credit facilities would have a material adverse effect on R&G Financial Corporation's liquidity and financial condition and could result in banking regulators placing further restrictions on R&G Financial Corporation's operations or taking actions that could have a material adverse effect on the value of R&G Financial Corporation's preferred and common stock.

The Government National Mortgage Association ("GNMA") notified R&G Mortgage Corp. that it was withdrawing its authority to act as a GNMA issuer and as a servicer of GNMA mortgage pools as a result of its lack of audited financial statements. R&G Mortgage Corp. had received notice from GNMA extending until October 9, 2007 its authority to act as a servicer of GNMA mortgage pools. GNMA has since granted a further extension to R&G Mortgage Corp. This extension allows R&G Mortgage Corp. to continue acting as a servicer of GNMA mortgage pools, but R&G Mortgage Corp. is not allowed to issue additional securities. Management expects for the current extension to continue unless R&G Mortgage Corp. was to lose its status as a United States Department of Housing and Urban Development - FHA Title II approved lender.


/s/ PricewaterhouseCoopers LLP

April 14, 2008


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